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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                           August 16, 1996


                                                For more information contact:

                                                Lane Ward
                                                President and CEO
                                                Fort Bend Holding Corp.
                                                (713) 342-5571

                            FORT BEND HOLDING CORP.
            COMPLETES ACQUISITION OF FIRSTBANC SAVINGS ASSOCIATION


     ROSENBERG, TEXAS August 16, 1996--Fort Bend Holding Corp. announced that it has completed the acquisition of FirstBanc Savings Association in Missouri City through a merger with and into its wholly owned subsidiary Fort Bend Federal Savings and Loan Association.

     The transaction adds approximately $30.4 million in assets to Fort Bend Federal's growing franchise. As a result of this acquisition, Fort Bend Federal, which has been in business since 1933, will now offer its customers a total of six banking office locations. The home office is located in Rosenberg with branches in Katy, East Bernard, Needville, Houston and Missouri City.

     "The completion of this transaction is an important expansion of our Fort Bend County area network of convenient offices, "said Lane Ward, Vice Chairman, President and Chief Executive Officer of Fort Bend Holding Corp. "We are pleased to be a part of the Missouri City community and are excited about introducing our line of products and services to these customers."

     Ward added that Steve Rogers, formerly with FirstBanc Savings, will manage the office as branch manager. "We are committed to providing personalized service to our customers, a desirable working environment for our employees and superior returns to our shareholders," said Ward.

     Fort Bend Holding Corp. reported assets of $254.7 million, deposits of $204.9 million, and stockholders equity of $18.0 million as of June 30, 1996. The Corporation's stock is traded on the Nasdaq National Market under the symbol "FBHC".

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